Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-234188) of PagSeguro Digital Ltd.
(2)	Registration Statement (Form S-8, No. 333-223508) pertaining to the Long-Term Incentive Plan (LTIP) Restricted Shares Plan of PagSeguro Digital Ltd;

of our reports dated February 26, 2020, with respect to the consolidated financial statements of PagSeguro Digital Ltd. and the effectiveness of internal control over financial reporting of PagSeguro Digital Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young Auditores Independentes S.S.

Ernst & Young Auditores Independentes S.S.

São Paulo, Brazil

April 22, 2020